Exhibit 28(d) 12 under Form N-1A

Exhibit (10) under Item 601/Reg. S-K

EXHIBIT G

to the

Investment Advisory Contract

World Investment Series, Inc.

Federated International High Income Fund

For all services rendered by Adviser hereunder, the above-named Fund of the corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.85% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.85% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of September, 1996.

Attest: FEDERATED GLOBAL RESEARCH CORP.

By: /s/ Stephen A. Keen By: /s/ Henry A. Frantzen

Secretary Executive Vice President

Attest: WORLD INVESTMENT SERIES, INC.

By: /s/ S. Elliott Cohan By: /s/ J. Christopher Donahue

Assistant Secretary Vice President